THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE
SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU
SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS
THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER
AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE
SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY
DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF
YOU REQUEST IT BY CALLING TOLL-FREE 1-877-858-5407. ANY LEGENDS, DISCLAIMERS OR
NOTICES THAT APPEAR BELOW ARE NOT APPLICABLE TO THIS MESSAGE AND SHOULD BE
DISREGARDED. SUCH TEXT HAS BEEN AUTOMATICALLY GENERATED VIA BLOOMBERG OR ANOTHER
SYSTEM.

------------------------------------------------------------------------------------------------------------------------------------
                                                         CGCMT 2006-C4 Red
------------------------------------------------------------------------------------------------------------------------------------

Count (Average Balance/WAL):   166.00              (   $13,635,759.27 / 9.002             )                Cutoff Date: 06/01/2006
Total Balance (Min/Max):       $2,263,536,038.04   (      $721,000.00 / $200,000,000.00   )            Settlement Date: 06/29/2006
Wtd. Gross Coupon (Min/Max):   5.7620%             (          4.3750% / 7.5600%           )                 Dated Date: 06/01/2006
Wtd. Net Coupon (Min/Max):     5.7255%             (          4.3441% / 7.4291%           )             First Pay Date: 07/15/2006
Wtd. RTM (Min/Max):            113.69              (            55.00 / 179.00            )
Wtd. Full Term (Min/Max):      113.90              (            57.00 / 179.00            )

Class        Ratings             Balance   CSLevel   Coupon      WAL       MEY       BEY
-----   ------------   -----------------   -------   ------   ------   -------   -------

    X     Aaa/NR/AAA   $2,263,536,038.04       NAP   0.0106    9.041    8.5542    8.7081

  A-1     Aaa/NR/AAA      $79,951,000.00    96.468   5.5970    3.239    5.4367    5.4987
  A-2     Aaa/NR/AAA     $152,713,000.00    89.721   5.7209    6.610    5.7049    5.7731
 A-SB     Aaa/NR/AAA     $135,184,000.00    83.749   5.7209    7.146    5.7067    5.7750
  A-3     Aaa/NR/AAA     $831,310,000.00    47.023   5.7209    9.619    5.7583    5.8278
 A-1A     Aaa/NR/AAA     $385,317,000.00    30.000   5.7209    8.776    5.7411    5.8102

  A-M     Aaa/NR/AAA     $226,353,000.00    20.000   5.7209    9.843    5.7923    5.8626
  A-J     Aaa/NR/AAA     $164,107,000.00    12.750   5.7209    9.918    5.8329    5.9042
    B      Aa2/NR/AA      $50,929,000.00    10.500   5.7209    9.961    5.9411    6.0152
    C     Aa3/NR/AA-      $25,465,000.00     9.375   5.7209    9.961    5.9607    6.0352
    D        A2/NR/A      $31,124,000.00     8.000   5.7209    9.961    6.0387    6.1152
    E       A3/NR/A-      $22,635,000.00     7.000   5.7209    9.961    6.1362    6.2152
    F   Baa1/NR/BBB+      $28,294,000.00     5.750   5.7209    9.961    6.3992    6.4852
    G    Baa2/NR/BBB      $28,294,000.00     4.500   5.7209    9.961    6.4966    6.5852
    H   Baa3/NR/BBB-      $25,465,000.00     3.375   5.7209    9.961    6.7398    6.8352
    J     Ba1/NR/BB+      $11,318,000.00     2.875   5.5360    9.961    7.5168    7.6355
    K      Ba2/NR/BB       $8,488,000.00     2.500   5.5360    9.961    7.8074    7.9355
    L     Ba3/NR/BB-       $8,488,000.00     2.125   5.5360    9.961    9.6878    9.8855
    M       B1/NR/B+       $5,659,000.00     1.875   5.5360    9.961   10.7900   11.0355
    N        B2/NR/B       $5,659,000.00     1.625   5.5360    9.961   11.7443   12.0355
    O       B3/NR/B-       $5,659,000.00     1.375   5.5360    9.961   14.4449   14.8866
    P       NR/NR/NR      $31,124,038.04       NAP   5.5360   13.850   19.6756   20.5000
=====   ============   =================   =======   ======   ======   =======   =======

Total       NR/NR/NR   $2,263,536,038.04       NAP   5.7209    9.041    6.0000    6.0755

Class     Spread   ModDur   NetPrice   AccInt     Benchmark                  Window
-----   --------   ------   --------   ------   -----------             -----------

    X     368.55    4.741    0.09806   0.0008      Treasury     1-179   07/06-05/21

  A-1       6.00    2.841   100.2496   0.4353   SwapSpreads     1-58    07/06-04/11
  A-2      26.00    5.340   100.3674   0.4450   SwapSpreads    79-81    01/13-03/13
 A-SB      25.00    5.664   100.3988   0.4450   SwapSpreads    58-110   04/11-08/15
  A-3      25.00    7.168   100.2136   0.4450   SwapSpreads   110-118   08/15-04/16
 A-1A      25.00    6.630   100.2936   0.4450   SwapSpreads     1-118   07/06-04/16

  A-M      28.00    7.288    99.9931   0.4450   SwapSpreads   118-119   04/16-05/16
  A-J      32.00    7.324    99.7090   0.4450   SwapSpreads   119-120   05/16-06/16
    B      43.00    7.332    98.9108   0.4450   SwapSpreads   120-120   06/16-06/16
    C      45.00    7.330    98.7652   0.4450   SwapSpreads   120-120   06/16-06/16
    D      53.00    7.319    98.1853   0.4450   SwapSpreads   120-120   06/16-06/16
    E      63.00    7.305    97.4665   0.4450   SwapSpreads   120-120   06/16-06/16
    F      90.00    7.267    95.5583   0.4450   SwapSpreads   120-120   06/16-06/16
    G     100.00    7.253    94.8635   0.4450   SwapSpreads   120-120   06/16-06/16
    H     125.00    7.218    93.1541   0.4450   SwapSpreads   120-120   06/16-06/16
    J     260.00    7.169    85.9253   0.4306      Treasury   120-120   06/16-06/16
    K     290.00    7.127    84.0924   0.4306      Treasury   120-120   06/16-06/16
    L     485.00    6.851    73.3188   0.4306      Treasury   120-120   06/16-06/16
    M     600.00    6.687    67.7932   0.4306      Treasury   120-120   06/16-06/16
    N     700.00    6.543    63.4243   0.4306      Treasury   120-120   06/16-06/16
    O     985.11    6.132    52.8643   0.4306      Treasury   120-120   06/16-06/16
    P   1,544.92    5.483    33.0404   0.4306      Treasury   120-179   06/16-05/21
=====   ========   ======   ========   ======   ===========             ===========

Total      51.01    6.752    98.5361   0.4450   SwapSpreads     1-179   07/06-05/21

Swap Spreads => 43.750(2.0) 46.000(3.0) 48.000(4.0) 50.750(5.0) 52.000(6.0)
52.750(7.0) 53.750(8.0) 54.250(9.0) 55.000(10.0) 57.630(12.0) 60.750(15.0)
62.000(20.0) 60.750(25.0) 58.250(30.0)

(Swaps interpolation: Linear)

Treasury    => 4.759(0.1) 4.859(0.2) 5.046(0.5) 5.004(2.0) 4.975(3.0) 4.966
(5.0) 5.036(10.0) 5.113(30.0)

    The information set forth herein is prepared for qualified institutional investors only and is prepared based on several modeling assumptions. Such assumptions and information set forth herein based on such assumptions has not been audited by anyone. Therefore, it may be subject to modeling errors. In addition, it has been prepared solely for informational purposes and does not constitute an offer to buy or sell any such security. Any such offers are to be made pursuant to an offering memorandum prepared or to be prepared by the issuer which shall contain all material information in respect of such securities.
    Investors should rely only on the information contained in the associated offering memorandum. Any investment decisions with respect to the securities described herein should be based on your own due diligence.

                                       1

--------------------------------------------------------------------------------
                               CGCMT 2006-C4 Red
--------------------------------------------------------------------------------

(Treasury interpolation: Linear)

    The information set forth herein is prepared for qualified institutional investors only and is prepared based on several modeling assumptions. Such assumptions and information set forth herein based on such assumptions has not been audited by anyone. Therefore, it may be subject to modeling errors. In addition, it has been prepared solely for informational purposes and does not constitute an offer to buy or sell any such security. Any such offers are to be made pursuant to an offering memorandum prepared or to be prepared by the issuer which shall contain all material information in respect of such securities.
    Investors should rely only on the information contained in the associated offering memorandum. Any investment decisions with respect to the securities described herein should be based on your own due diligence.

                                       2

--------------------------------------------------------------------------------
                               CGCMT 2006-C4 Red
--------------------------------------------------------------------------------

    The information set forth herein is prepared for qualified institutional investors only and is prepared based on several modeling assumptions. Such assumptions and information set forth herein based on such assumptions has not been audited by anyone. Therefore, it may be subject to modeling errors. In addition, it has been prepared solely for informational purposes and does not constitute an offer to buy or sell any such security. Any such offers are to be made pursuant to an offering memorandum prepared or to be prepared by the issuer which shall contain all material information in respect of such securities.
    Investors should rely only on the information contained in the associated offering memorandum. Any investment decisions with respect to the securities described herein should be based on your own due diligence.

                                       3